Exhibit 10.1

UST #10

UNITED STATES DEPARTMENT OF THE TREASURY

1500 Pennsylvania Avenue, NW
Washington, D.C.  20220

June 30, 2009

Ladies and Gentlemen:

Reference is made to that certain letter agreement (the “Repurchase Letter Agreement”), dated as of the date set forth on Schedule A hereto, between the United States Department of the Treasury (the “Investor”) and the company set forth on Schedule A hereto (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Repurchase Letter Agreement.

As documented by the Repurchase Letter Agreement, the Company has completed the repurchase from the Investor of all of the Preferred Shares issued to the Investor pursuant to the Securities Purchase Agreement. Following such time, the Company delivered a Warrant Repurchase Notice dated as of the date set forth on Schedule A hereto to the Investor. In connection with the consummation, on the date hereof, of the repurchase of the Warrant by the Company from the Investor, as contemplated by the Warrant Repurchase Notice and Section 4.9 of the Securities Purchase Agreement:

(a)           The Company hereby acknowledges receipt from the Investor of the Warrant; and

(b)           The Investor hereby acknowledges receipt from the Company of a wire transfer to the account of the Investor set forth on Schedule A hereto in immediately available funds of the aggregate purchase price set forth on Schedule A hereto, representing payment in full for the Warrant, determined in accordance with Section 4.9 of the Securities Purchase Agreement.

This letter agreement will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

This letter agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this letter agreement may be delivered by facsimile and such facsimiles will be deemed sufficient as if actual signature pages had been delivered.

In witness whereof, the parties have duly executed this letter agreement as of the date first written above.

UNITED STATES DEPARTMENT OF THE
TREASURY

By:	/s/ Herbert M. Allison, Jr.
Name:	Herbert M. Allison, Jr.
Title:	Assistant Secretary for Financial Stability

HF FINANCIAL CORP.

By:	/s/ Curtis L. Hage
Name: Curtis L. Hage
Title: Chairman and Chief Executive Officer

Left Blank Intentionally

SCHEDULE A

Company Information:

Name of the Company:	HF Financial Corp.

Corporate or other organizational form of the Company:	Corporation

Jurisdiction of organization of the Company:	Delaware

Information related to the Preferred Share Repurchase:

Date of Repurchase Letter Agreement for the repurchase of all of the Preferred Shares:	June 3, 2009

Terms of the Warrant Repurchase:

Date of Warrant Repurchase Notice:	June 10, 2009

Aggregate purchase price for the Warrant:	$650,000

Investor wire information for payment of purchase price for the Warrant:	The Bank of New York Mellon ABA # GLA/ Ref : Ref: